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                                                                   Exhibit 10(c)


                    Description of Management Incentive Plan


     The purpose of the Company's Management Incentive Plan is to provide a direct financial incentive in the form of an annual cash bonus for achievement of Company, major business segment and individual goals. Eligible employees include officers and other key employees of the Company. The Plan limits the total amount that can be paid in a given year to a pre-determined percentage of operating income. At least sixty percent (60%) of an executive's annual bonus opportunity is based on actual versus targeted earnings per share performance, or, for those executives who work primarily in a particular operating segment, a combination of earnings per share of the Company and operating income of the executive's business segment. Up to twenty percent (20%) of an executive's bonus may be based on objective criteria applicable to the executive's area of responsibility, such as revenues and expense control, which are set by the executive's supervisor and up to twenty percent (20%) of the bonus may be based on a subjective evaluation of whether individual goals applicable to the executive were attained. The specific financial goals for the major business segments and the Company are approved by the Compensation Committee of the Board of Directors at the beginning of each fiscal year based on financial plans for the year. To the extent the financial and individual goals are met, an executive receives a cash bonus equivalent to a pre-determined percentage of base salary that is based on the executive's level of responsibility within the Company.